The Board of Directors and Stockholders
Handex Environmental Recovery, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-32239) on Form S-8 of Handex Environmental Recovery, Inc. of our report dated February 17, 1995, relating to the consolidated balance sheets of Handex Environmental Recovery, Inc. and subsidiaries as of December 31, 1994 and January 1, 1994, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, and all related schedules, which report appears in the December 31, 1994 annual report on Form 10-K of Handex Environmental Recovery, Inc.



KPMG Peat Marwick LLP   s/s
-------------------------------
Cleveland, Ohio
March 30, 1995